Exhibit 5.2

919 THIRD AVENUE NEW YORK NEW YORK 10022-3

February 22, 2016

Staffing 360 Solutions, Inc.

641 Lexington Avenue, Suite 1526

New York, New York 10022

Re: Registration of Securities on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Staffing 360 Solutions, Inc. a Nevada corporation (the “Company”) in connection with the preparation of a registration statement on Form S-3 (as amended or supplemented from time to time, the “Registration Statement”) which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for offering and sale from time to time (a) by the Company of an indeterminate number of the following securities of the Company, with an initial aggregate offering price of up to $25,000,000: (i) shares (the “Common Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), (ii) shares (the “Preferred Shares” and together with the Common Shares, the “Shares”) of the Company’s preferred stock, par value $0.00001 per share (the “Preferred Stock”) in one or more series; (iii) debt securities (the “Debt Securities”) to be issued pursuant to one or more indentures (each, an “Indenture”) between the Company and a trustee (the “Trustee”) to be selected by the Company; (iv) warrants to purchase shares of Common Stock, shares of Preferred Stock or Debt Securities (the “Warrants”) issued pursuant to one or more warrant agreements; and (v) units comprising shares of Common Stock, shares of Preferred Stock, Debt Securities and/or Warrants issued pursuant to one or more unit agreements; and (b) by certain stockholders of the Company named in the Registration Statement of (i) up to 4,557,765 shares of Common Stock; and (ii) up to 2,636,641 shares of Common Stock issuable upon conversion of shares of the Company’s Preferred Stock held by such selling stockholders or pursuant to promissory notes or oustanding Warrants to purchase shares of Common Stock pursuant to warrant agreements or any other agreement.

The amounts, prices and other specific terms of the Debt Securities offered and sold under the Registration Statement will be set forth in the prospectus constituting a part of the Registration Statement and in one or more supplements to such prospectus (collectively, the “Prospectus”).

Staffing 360 Solutions, Inc.

February 22, 2016

The terms of the Debt Securities to be issued by the Company from time to time will be approved by the board of directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken (the “Company Corporate Proceeding”) in connection with the issuance of the Debt Securities.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Registration Statement and exhibits thereto.

We are not admitted or qualified to practice law in the State of Nevada. Therefore, we have relied upon the opinion of Brownstein Hyatt Farber Schreck, LLP with respect to matters governed by the laws of the State of Nevada.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also made other assumptions which we believe to be appropriate for purposes of this letter.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that when, as and if (a) the Registration Statement will have become effective pursuant to the provisions of the Securities Act, (b) any necessary supplemental indenture (or other such certificate or supplement) to the Indenture and the Indenture will have been duly approved by appropriate Company Corporate Proceedings and such supplemental indenture (or other such certificate or supplement thereto) and the Indenture will have been duly authorized, executed and delivered by the parties thereto (and assuming that the Indenture and any necessary supplemental indenture (or such other certificate or supplement) has been duly authorized, executed and delivered by the Trustee), (c) the Debt Securities will have been duly issued in the form and containing the terms described and provided in the Prospectus, the Indenture (and any necessary supplemental indenture or other such certificate or supplement thereto) and the Company Corporate Proceedings, and any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities with respect thereto are obtained, and (d) the Debt Securities have been duly executed by the Company and duly authenticated by the Trustee and delivered to the purchasers against payment of the agreed consideration therefor, the Debt Securities when issued will be legally issued and binding obligations of the Company.

Staffing 360 Solutions, Inc.

February 22, 2016

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (a) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (c) public policy considerations which may limit the rights of parties to obtain certain remedies and (d) other commonly recognized statutory and judicial constraints on enforceability, including, without limitation, statutes of limitations.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York or the federal law of the United States, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We have assumed without investigation that there has been no relevant change or development between the date of such certificate and the date of this letter.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Debt Securities.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws identified above be changed by legislative action, judicial decision or otherwise.

Staffing 360 Solutions, Inc.

February 22, 2016

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP
JENNER & BLOCK LLP